EXHIBIT 21

WEYCO GROUP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name of Company	Incorporated In	Subsidiary Of
Weyco Investments, Inc.	Nevada	Weyco Group, Inc.
Weyco Merger, Inc.	Wisconsin	Weyco Group, Inc.
Weyco Sales, LLC	Wisconsin	Weyco Group, Inc.
Weyco Retail Corp.	Wisconsin	Weyco Group, Inc.
Florsheim Shoes Europe S.r.l.	Italy	Weyco Group, Inc.
Florsheim Australia Pty Ltd	Australia	Weyco Group, Inc.
Florsheim South Africa Pty Ltd	South Africa	Florsheim Australia Pty Ltd
Florsheim Asia Pacific Ltd	Hong Kong	Florsheim Australia Pty Ltd